Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) dated as of January 1, 2014 between The ExOne Company, a Delaware Corporation (the “Company”), and Rainer Hoechsmann (the “Executive”).

WHEREAS, the Executive serves as Managing Director (Geschaftsfuher) of ExOne GmbH and ExOne Properties GmbH, which is a wholly owned subsidiary of the Company;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Executive is executing and delivering a Managing Director Contract dated as of the same date as this Employment Agreement (the “Managing Director Contract”), which amends and restates the Managing Director Contract with Executive dated August 21, 2003 (the “Former Managing Director Contract”);

WHEREAS, the Board of Directors of the Company (the “Board”) has asked Executive to serve as Chief Development Officer of the Company;

WHEREAS, the Board recognizes that the Executive’s contribution to the growth and success of the Company and its subsidiaries has been substantial and the Board desires to provide for the continued employment of the Executive and to make certain changes in the Executive’s employment arrangements with the Company and its subsidiaries which the Board has determined will reinforce and encourage the continued attention and dedication to the Company of the Executive as a member of the Company’s management, in the best interests of the Company and its stockholders; and

WHEREAS, the Executive is willing to commit himself to continue to serve the Company, on the terms and conditions herein provided.

In order to effect the foregoing, the Company and the Executive wish to enter into the Managing Director Contract and this Agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” means (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company has a significant equity interest, and (iii) an affiliate of the Company as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended.

“Managing Director Contract” means that certain Managing Director Contract dated as of the same date as this Agreement between the Executive and ExOne GmbH, as may be amended or modified from time to time by the Executive and ExOne GmbH.

“Code” means the Internal Revenue Code of 1986, as amended.

“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

“Restricted Territory” means the counties, towns, cities, states or other political subdivisions of any country in which the Company or its Affiliates operates or does business.

ARTICLE 2

EMPLOYMENT

SECTION 2.01. Employment. ExOne GmbH shall employ the Executive pursuant to the terms of the Managing Director Contract. The Managing Director Contract is incorporated by reference in its entirety into this Agreement.

ARTICLE 3

POSITION AND DUTIES

SECTION 3.01. Position and Duties. Executive shall have such responsibilities, powers and duties as set forth in the Managing Director Contract or as otherwise may from time to time be prescribed by the Board of Directors of the Company; provided that such responsibilities, powers and duties are substantially consistent with those customarily assigned to individuals serving in such positions at comparable companies or as may be reasonably required by the conduct of the business of the Company.

ARTICLE 4

BASE SALARY AND BENEFITS

SECTION 4.01. Compensation. Executive shall be compensated pursuant to the terms of the Managing Director Contract.

SECTION 4.02. Long Term Incentive Plans. Executive shall be eligible to participate in any long term incentive compensation plan maintained by the Company on the terms established from time to time by the Board or the Compensation Committee of the Board, as applicable.

SECTION 4.03. Benefits. Executive shall be entitled to benefits as set forth in the Managing Director Contract.

SECTION 4.04. Expenses. Executive shall be reimbursed for expenses as set forth in the Managing Director Contract.

ARTICLE 5

TERM AND TERMINATION

SECTION 5.01. Term. This Agreement will automatically terminate and be of no further force and effect on the termination of the Managing Director Contract. The provisions contained in the Managing Director Contract relating to termination shall be incorporated by reference into this Agreement.

ARTICLE 6

CONFIDENTIAL INFORMATION

SECTION 6.01. Confidential Information and Trade Secrets. The Executive and the Company agree that certain materials, including, but not limited to, information, data and other materials relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion credit and financial data, manufacturing processes, financial methods, plans or the business and affairs of the Company and its Affiliates, constitute proprietary confidential information and trade secrets. Accordingly, the Executive will not at any time during or after the Executive’s employment with the Company disclose or use for the Executive’s own benefit or purposes or the benefit or purposes of any Person, other than the Company and any of its Affiliates, any proprietary confidential information or trade secrets. The foregoing obligations imposed by this Section 6.01 will not apply (i) in the course of the business of and for the benefit of the Company, (ii) if such information has become, through no fault of the Executive, generally known to the public, or (iii) if the Executive is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement). The Executive agrees that upon termination of employment with the Company for any reason, the Executive will immediately return to the Company all memoranda, books, paper, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company and its Affiliates. The Executive further agrees that the Executive will not retain or use for the Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any of its Affiliates.

ARTICLE 7

NONCOMPETITION

SECTION 7.01. Noncompetition. (a) The Executive acknowledges and recognizes the highly competitive nature of the business of the Company and its Affiliates and accordingly agrees that during the term of the Executive’s employment and for a period of two (2) years after the termination thereof pursuant to the Managing Director Contract:

(i) the Executive will not directly or indirectly engage in any business which is in competition with any line of business conducted by the Company or any of its Affiliates, including, but not limited to, where such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or sales representative, in any Restricted Territory;

(ii) the Executive will not perform or solicit the performance of services for any customer or client of the Company or any of its Affiliates;

(iii) the Executive will not directly or indirectly induce any employee of the Company or any of its Affiliates to (1) engage in any activity or conduct which is prohibited pursuant to this Section 7.01, or (2) terminate such employee’s employment with the Company or any of its Affiliates. Moreover, the Executive will not directly or indirectly employ or offer employment (in connection with any business which is in competition with any line of business conducted by the Company or any of its Affiliates) to any person who was employed by the Company or any of its Affiliates unless such person shall have ceased to be employed by the Company or any of its Affiliates for a period of at least twelve (12) months; and

(iv) the Executive will not directly or indirectly assist others in engaging in any of the activities which are prohibited under clauses (i)-(iii) of this Section 7.01(a) above.

(b) The covenant contained in Section 7.01(a)(i) above is intended to be construed as a series of separate covenants, one for each county, town, city and state or other political subdivision of a Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding subsections. If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in such subsections, then such unenforceable covenant (or such part) shall be deemed to be eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.

(c) It is expressly understood and agreed that although the Executive and the Company consider the restrictions contained in this Section 7.01 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against the Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

ARTICLE 8

EQUITABLE RELIEF

SECTION 8.01. Equitable Relief. The Executive acknowledges that (a) the covenants contained in Sections 6.01 and 7.01 hereof are reasonable, (b) the Executive’s services are unique, and (c) a breach or threatened breach by him of any of his covenants and agreements with the Company contained in Sections 6.01 or 7.01 hereof could cause irreparable harm to the Company for which it would have no adequate remedy at law. Accordingly, and in addition to any remedies which the Company may have at law, in the event of an actual or threatened breach by the Executive of his covenants and agreements contained in Sections 6.01 or 7.01 hereof, the Company shall be entitled as a matter of right to an injunction, without a requirement to post bond, out of any court of competent jurisdiction, restraining any violation or further violation of such promises by the Executive or the Executive’s employees, partners or agents.

ARTICLE 9

INDEMNIFICATION

SECTION 9.01. (a) Indemnification. The Company agrees that if the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by applicable law and the Company’s certificate of incorporation or bylaws, against all cost, expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators.

(b) D&O Insurance. The Company shall keep in place a directors’ and officers’ liability insurance policy (or policies) providing comprehensive coverage to the Executive to the same extent that the Company provides such coverage for any other officer or director of the Company and, after this Agreement has terminated, the Executive shall be entitled to such coverage to the same extent that the Company provides such coverage for any other current or former officer or director of the Company.

ARTICLE 10

MISCELLANEOUS

SECTION 10.01. Remedies. The Company will have all rights and remedies set forth in this Agreement, all rights and remedies which the Company has been granted at any time under any other agreement or contract and all of the rights which the Company has under any law. The Company will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

SECTION 10.02. Consent to Amendments. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Company and the Executive. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of any such parties. Notwithstanding the foregoing or any provisions of this Agreement to the contrary, the Company may at any time, with the consent of the Executive, modify or amend any provision of this Agreement or take any other action, to the extent necessary or advisable to ensure that this Agreement complies with or is exempt from Section 409A of the Code and that any payments or benefits under this Agreement are not subject to interest and penalties under Section 409A of the Code.

SECTION 10.03. Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not, provided that the Executive may not assign his rights or delegate his obligations under this Agreement without the written consent of the Company.

SECTION 10.04. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

SECTION 10.05. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

SECTION 10.06. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

SECTION 10.07. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient, two (2) business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Executive and to the Company at the addresses set forth below.

If to the Executive:	To the last address delivered to the Company by the Executive in the manner set forth herein.

If to the Company:	The ExOne Company 127 Industry Boulevard North Huntingdon, PA 15642 Attn: Chief Legal Officer

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

SECTION 10.08. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

SECTION 10.09. No Third Party Beneficiary. This Agreement will not confer any rights or remedies upon any person other than the Company, the Executive and their respective heirs, executors, successors and assigns.

SECTION 10.10. Entire Agreement. This Agreement, the Managing Director Contract and any Employee/Independent Contractor Proprietary Information and Assignment of Inventions Agreement, if any, shall, collectively, constitute the entire agreement between the Company and the Executive with respect to Executive’s employment with the Company and ExOne GmbH.

SECTION 10.11. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any reference to any federal, state, local or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The use of the word “including” in this Agreement means “including without limitation” and is intended by the parties to be by way of example rather than limitation.

SECTION 10.12. Survival. Sections 6.01, 7.01, 8.01, 9.01 and Article 10 hereof will survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement, and the Agreement shall otherwise remain in full force to the extent necessary to enforce any rights and obligations arising hereunder.

SECTION 10.14. GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW OF PENNSYLVANIA, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

SECTION 10.15. Internal Revenue Code Section 409A.

(a) If any benefit provided under this Agreement is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Agreement shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed.)

(b) For purposes of the Agreement, the Executive shall be considered to have experienced a termination of employment only if the Executive has terminated employment with the Company and all of its controlled group members within the meaning of Section 409A of the Code. For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2. Whether the Executive has terminated employment will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A of the Code.

(c) For purposes of Section 409A, each severance benefit payment shall be treated as a separate payment. Each payment under this Agreement is intended to be excepted from Section 409A to the maximum extent provided under Section 409A as follows: (i) the Employee’s termination date and within the applicable 2 1/2 month period specified in Treas. Reg. § 1.409A-1(b)(4) is intended to be excepted under the short-term deferral exception as specified in Treas. Reg. § 1.409A-1(b)(4); (ii) post-termination medical benefits are intended to be excepted under the medical benefits exceptions as specified in Treas. Reg. § 1.409A-1(b)(9)(v)(B); and (iii) to the extent payments are made as a result of an involuntary separation, each payment that is not otherwise excepted under the short-term deferral exception or medical benefits exception is intended to be excepted under the involuntary pay exception as specified in Treas. Reg. § 1.409A-1(b)(9)(iii). The Executive shall have no right to designate the date of any payment under this Agreement.

(d) With respect to payments subject to Section 409A of the Code (and not excepted therefrom), if any, it is intended that each payment is paid on a permissible distribution event and at a specified time consistent with Section 409A of the Code. The Company reserves the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A. Notwithstanding any provision of this Agreement to the contrary, to the extent that a payment hereunder is subject to Section 409A of the Code (and not excepted therefrom) and payable on account or a termination of employment, such payment shall be delayed for a period of six months after the date of termination (or, if earlier, the death of the Executive ) if the Executive is a “specified employee” (as defined in Section 409A of the Code and determined in accordance with the procedures established by the Company). Any payment that would otherwise have been due or owing during such 6-month period will be paid immediately following the end of the 6-month period in the month following the month containing the 6-month anniversary of the date of termination.

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[Signature Page for Rainer Hoechsmann Employment Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

The ExOne Company.

By:

/s/ S. Kent Rockwell
Printed Name: S. Kent Rockwell
Title: Chairman of the Company
Dated:	December 23, 2013

/s/ Rainer Hoechsmann
Rainer Hoechsmann
Dated:	December 23, 2013